UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 2, 2005

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-8519	31-1056105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street, Cincinnati OH, 45202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code	(513) 397-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Cincinnati Bell Inc.

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 below is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

On January 11, 2005, Cincinnati Bell Inc. (the “Company”) commenced a consent solicitation (the “Solicitation”) to solicit consents from holders of its 7 1/4% Senior Notes due 2013 (the “Notes”) in order to amend certain provisions (the “Amendments”) of the Indenture, dated as of July 11, 2003 (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York, as Trustee, which governs the terms of the Notes. Upon receipt of the requisite consents, the Company, the Guarantors and the Trustee entered into a First Supplemental Indenture, dated as of January 28, 2005 (the “Supplemental Indenture”).

The Amendments to the Indenture set forth in the Supplemental Indenture will not become effective until (a) the Company consummates a refinancing of, or an amendment or waiver to, the Company’s Third Amendment and Restatement of the Credit Agreement dated as of November 17, 2003, as amended to the date hereof, among the Company, BCSI Inc., the lenders party thereto, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent, Credit Suisse First Boston and The Bank of New York, as co-documentation agents, and the other persons party thereto, that permits the Amendments, and (b) the successful consummation of an offering by the Company of new unsecured senior and senior subordinated notes with an aggregate principal amount not to exceed $350 million which consists of at least $100 million in aggregate principal amount of new senior subordinated notes.

The Amendments to the Indenture, among other things, (1) permit the Company to repurchase or redeem its 16% Senior Subordinated Discount Notes due 2009 (the “16% Notes”) without regard to the extent of the Company’s ability to make restricted payments (as defined in the Indenture) under the restricted payments covenant of the Indenture; (2) clarify that any acquisition by the Company of the 19.9% ownership interest held by Cingular Wireless LLC (“Cingular”) in Cincinnati Bell Wireless LLC (“CBW”) would, if consummated, constitute a permitted acquisition (as defined in the Indenture) and, therefore, permitted under the restricted payments covenant of the Indenture; and (3) eliminate the restrictions on designating any member of the BRCOM Group (as defined in the Indenture) as a restricted subsidiary (as defined in the Indenture) under the Indenture, subject to meeting the applicable provisions of the Indenture regarding the designation of restricted subsidiaries generally.

The above summary of the Amendments is qualified in its entirety by the Supplemental Indenture attached hereto as Exhibit 4.1. The Company makes no assurances when or whether it will be able repurchase or redeem the 16% Notes or when or whether the purchase of Cingular’s ownership interest in CBW will take place.

Certain of the statements and predictions contained in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Reform Act”). In particular, any statements, projections or estimates that include or reference the words “believes,” “intends,” “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the Company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Forms 8-K. The forward-looking statements included in this Current Report on Form 8-k represent the Company's estimates as of the date hereof. The Company anticipates that subsequent events may cause its estimates to change.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
4.1	Supplemental Indenture dated as of January 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

		By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Date	February 2, 2005

Exhibit Index

Exhibit No.	Exhibit
4.1	Supplemental Indenture dated as of January 28, 2005